Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President
and Chief Financial Officer
(858) 202-7848

•	PETCO Animal Supplies Scheduled to Speak at Merrill Lynch and Legg Mason Investor Conferences

•	Company Provides Additional Comment on Acquisition of 20 Former Kids “R” Us Sites Announced Separately Today

SAN DIEGO – March 23, 2004 – PETCO Animal Supplies, Inc. (Nasdaq: PETC) announced that Company executives will participate today at the Merrill Lynch “Retailing Leaders” Investor Conference and the Legg Mason 2004 Consumer Conference. The Company also provided additional information regarding its separate announcement today of the acquisition of 20 former Kids “R” Us locations from Office Depot for approximately $45 million plus the assumption of lease obligations on leased properties.

“The acquisition of selected former Kids “R” Us locations is a unique opportunity for PETCO to penetrate markets where the Company is significantly underrepresented, particularly South Florida and Ohio,” said James Myers, Chief Executive Officer of PETCO. “Nearly all of the sites involved are new locations for the Company, which will increase our new store totals for 2004 to approximately 90 locations, or approximately 70 locations net of relocations and store closings. While our long-term goal of 10% annual growth in square footage provides for many years of sustainable quality growth for PETCO, strategic opportunities such as this further enable us to acquire great locations and bolster our presence in key markets.”

PETCO anticipates modifying its remodel plan to 50-55 stores in 2004 to focus internal resources on capturing fully the benefits of the new store locations. In 2004, the Company intends to create 145-150 new Millennium-format stores, the same overall number as previously envisioned.

Mr. Myers and Rodney Carter, Senior Vice President and Chief Financial Officer, are scheduled to present at the Merrill Lynch Conference at approximately 12:40 PM Eastern Daylight Savings Time today. In addition, Bruce Hall, President and Chief Operating Officer, is scheduled to participate at the Legg Mason Conference. A web cast, or a replay, of the Merrill Lynch conference presentation will be available via the Company’s website at www.petco.com.

At these conferences, the executives plan to state that the Company continues to expect to achieve a comparable store net sales increase in the range of 5.0% to 6.0% for the first quarter of 2004, as well as for the full year. The Company continues to expect first quarter earnings per diluted share in the range of $0.24 - $0.25.

The acquisition of the former Kids “R” Us locations is expected to close in the second quarter of 2004. As the transaction nears closing and due diligence is completed, PETCO will provide further details regarding the overall transaction. The Company currently anticipates the acquisition will be accretive to earnings in future years, beginning in 2005, by approximately $0.02 per diluted share; for the full year 2004, the transaction is expected to be slightly dilutive to earnings — by up to $0.03 per diluted share — with the primary effect of store opening and acquisition related expenses seen in the second and third quarters of 2004. The Company’s overall capital outlay for the newly acquired stores will be limited, as the portion of the portfolio of stores not being leased will be converted to traditional operating lease structures utilizing a simultaneous sale-leaseback financing.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.65 billion in fiscal 2003. It operates 654 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $15 million in support of more than 1,900 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.